EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday, April 29, 2014

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces First Quarter Net Income

West Point, Va., April 29, 2014—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $2.9 million for the first quarter of 2014, or $0.83 per common share assuming dilution, compared with $4.0 million for the first quarter of 2013, or $1.19 per common share assuming dilution.

For the first quarter of 2014, the corporation’s return on average common equity (ROE) and return on average assets (ROA), on an annualized basis, were 10.01 percent and 0.88 percent, respectively, compared to 15.46 percent and 1.64 percent, respectively, for the first quarter of 2013. Both ROE and ROA for the first quarter of 2014, compared to the first quarter of 2013, were unfavorably affected by lower first quarter net income during 2014. The decline in ROE was also affected by internal capital growth of 11.5 percent since March 31, 2013 resulting from earnings, and ROA was also affected by asset growth of 34.8 percent since March 31, 2013 resulting from the acquisition of Central Virginia Bankshares, Inc. on October 1, 2013.

“The first quarter of 2014 has been both challenging and very gratifying,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “First quarter net income was $2.9 million in 2014. While earnings have declined from the same period last year in both the mortgage banking and consumer finance segments as a result of industry-wide factors, we believe these segments have performed well compared to their peer groups. At the same time, earnings at the retail banking segment have continued to improve.”

“A significant accomplishment of the first quarter of 2014 was the completion of the merger of Central Virginia Bank (CVB) into C&F Bank, which entailed the integration of IT systems, customer accounts, products and cultures,” continued Dillon. “The acquisition of Central Virginia Bankshares, Inc. was the largest retail banking acquisition that the corporation has ever undertaken, and the combination of the two banks required a collaborative effort among employees of both institutions. We cannot overstate our appreciation for the time and effort our employees dedicated to the integration process. With the combination of the two banks, C&F Bank now has 25 branches with total deposits in excess of $1.0 billion serving markets throughout the Hampton to Richmond corridor and beyond.”

“The retail banking segment reported a $289,000 increase in net income for the first quarter of 2014 when compared to the first quarter of 2013. Net income of the retail banking segment for the first quarter of 2014 includes the results of operations of CVB for the entire quarter. The retail banking segment benefited from (1) net accretion resulting from purchase adjustments associated with the acquisition of CVB, (2) a decline in the provision for loan losses as a result of continued stability in asset quality and (3) a decline in expenses associated with foreclosed properties as a result of the sale of a majority of these properties since the first quarter of 2013. These favorable factors were offset in part by overhead associated with growing C&F Bank’s commercial lending presence in the Richmond market, which is an integral part of the corporation’s strategic growth initiative, as well as transaction expenses and technology costs associated with the merger of CVB into C&F Bank.”

“The mortgage banking segment reported a $531,000 decrease in net income for the first quarter of 2014 when compared to the first quarter of 2013. Industry wide, mortgage interest rate increases since May of last year have all but eliminated refinance activity and slowed residential purchases, which has translated into weaker mortgage loan volume and correspondingly lower income from gains on sales of loans and ancillary mortgage lending fees. Recent industry reports indicate that, nationally, originations during the first quarter of 2014 were the lowest first quarter originations since 2000. Loan originations during the first quarter of 2014 at the corporation’s mortgage banking segment declined 49% from the same period last year, which is in line with industry declines. Loan production in the corporation’s mortgage banking segment was also affected by inclement winter weather conditions, low resale and new housing inventories, and loan officer turnover.”

“The consumer finance segment reported a $952,000 decrease in net income for the first quarter of 2014 when compared to the first quarter of 2013. The results of the consumer finance segment included an increase in the provision for loan losses as the net charge-off ratio increased sharply in the third quarter of 2013 and has remained at an elevated level through the first quarter of 2014, compared to the first quarter of 2013, as a result of the continued difficult economic environment for this segment’s customers. In addition, the average balance and yield on the consumer finance segment’s loan portfolio have declined as a result of increased competition and loan pricing strategies that competitors have used to grow market share.”

Retail Banking Segment. The retail banking segment reported net income of $985,000 for the first quarter of 2014, compared to net income of $696,000 for the first quarter of 2013.

The results for the first quarter of 2014 for the retail banking segment were significantly affected by the purchase accounting adjustments resulting from the acquisition of CVB. These adjustments resulted from marking assets and liabilities acquired from CVB to fair market values as of the acquisition date. Accordingly, yields on loans and investments acquired from CVB increased and the cost of certificates of deposit decreased, the benefits of which were partially offset by the amortization of the core deposit intangible and higher depreciation associated with the write-up of certain buildings acquired from CVB. The net accretion attributable to these adjustments was $830,000 for the first quarter of 2014.

The improvement in net income of the retail banking segment for the first quarter of 2014 also resulted from (1) the effects of the continued low interest rate environment on the cost of deposits, (2) stability in loan credit quality resulting in a $400,000 decrease in the loan loss provision and (3) a significant decline in foreclosed properties resulting in lower holding costs and loss provisions. Partially offsetting these positive factors were the negative effects of the following: (1) higher personnel costs associated with increased staff levels throughout the branch network combined with the addition of commercial loan personnel focused on growing the segment’s commercial and small business loan portfolios, (2) one-time transaction expenses associated with the merger of CVB into C&F Bank and (3) depreciation of equipment purchased to upgrade CVB’s systems and equipment to conform to C&F Bank’s technology infrastructure.

The Bank’s total nonperforming assets were $5.3 million at March 31, 2014, compared to $7.2 million at December 31, 2013. Nonperforming assets at March 31, 2014 included $4.6 million in total nonaccrual loans, compared to $4.4 million at December 31, 2013, and $701,000 in foreclosed properties, compared to $2.8 million at December 31, 2013. Troubled debt restructurings were $5.6 million at March 31, 2014 and at December 31, 2013, of which $2.7 million and $2.6 million at March 31, 2014 and at December 31, 2013, respectively, were included in nonaccrual loans. The decline in foreclosed properties during the first quarter of 2014 resulted from sales of properties that had a total carrying value of $2.2 million at December 31, 2013.

Mortgage Banking Segment. The mortgage banking segment reported net income of $15,000 for the first quarter of 2014, compared to net income of $546,000 for the first quarter of 2013.

Net income at the mortgage banking segment was negatively affected by (1) higher mortgage interest rates that caused a 49 percent decline in loan origination volume during the first quarter of 2014, compared to the first quarter of 2013, (2) lower net interest income, gains on sales of loans and ancillary loan origination fees resulting from lower loan production and (3) higher non-production based personnel costs associated with expansion into Virginia Beach, Virginia. Partially offsetting these negative factors was a decline in production-based compensation. If conditions influencing the mortgage banking environment, such as higher interest rates and low housing inventories, do not improve, C&F Mortgage Corporation may experience a continuation of lower loan demand, particularly for mortgage refinancings, which could negatively affect earnings of the mortgage banking segment.

Consumer Finance Segment. The consumer finance segment reported net income of $2.1 million for the first quarter of 2014, compared to net income of $3.1 million for the first quarter of 2013.

Average loans outstanding during the first quarter of 2014 declined $3.7 million, or 1.31 percent, compared to the first quarter of 2013. This decline in the average consumer finance loan portfolio, coupled with an 84 basis point decline in yield on the portfolio, resulted in a $692,000 decline in net interest income. In addition, there was a $745,000 increase in the provision for loan losses resulting from elevated charge-offs throughout the first quarter of 2014, compared to the first quarter of 2013. The increase in loan charge-offs is a result of the current economic environment and, in particular, unemployment rates among the segment’s target customers that remain higher than historical levels. The increase in the provision for loan losses during the first quarter of 2014 and the lack of portfolio growth since December 31, 2013 resulted in an increase in the ratio of the allowance for loan losses to total loans to 8.36 percent at March 31, 2014 from 8.32 percent at December 31, 2013. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the consumer finance loan portfolio.

Capital and Dividends. The corporation declared a quarterly cash dividend of 29 cents per share during the first quarter of 2014, which was paid on April 1, 2014. This dividend equates to a payout ratio of 34.1 percent of first quarter net income. The Board of Directors of the corporation continues to review the dividend payout ratio in light of changes in economic conditions, capital levels and expected future levels of earnings, and the changes to the regulatory capital framework that were approved during 2013 by the federal banking agencies.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $31.32 per share on April 28, 2014. At March 31, 2014, the book value of the corporation was $34.43 per common share.

C&F Bank operates 25 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 16 offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, New Hampshire and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (“FTE”) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE, and the adjusted annualized net charge-off ratio for the retail banking segment.

Management believes that FTE measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

Management believes that the presentation of the adjusted annualized net charge-off ratio for the retail banking segment that excludes the effect of a significant nonrecurring charge-off recognized in a single accounting period permits a comparison of asset quality related to the segment’s ongoing business operations, and it is on this basis that management internally assesses the segment’s performance and establishes goals for the future.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality and future actions to manage asset quality, adequacy of allowances for loan losses, capital levels, and effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, such as the current volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the ability to achieve the operations and results expected after the CVB acquisition, including anticipated cost savings, continued relationships with major customers and deposit retention, (7) the value of securities held in the corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the corporation’s counterparties, (15) competition from both banks and non-banks, (16) demand for financial services in the corporation’s market area, (17) technology, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand in the secondary residential mortgage loan markets, (21) the corporation’s expansion and technology initiatives, and (22) accounting principles, policies and guidelines and elections by the corporation thereunder, such as the election of fair value accounting for loans held for sale. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	3/31/14	12/31/13	3/31/13
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks	$180,939	$41,750	$64,535
Federal funds sold	-	91,723	-
Investment securities - available for sale, at fair value	211,799	218,110	150,521
Loans held for sale, net*	28,630	35,879	45,432
Loans, net:
Retail Banking segment	528,265	528,480	380,457
Mortgage Banking segment	2,291	2,421	2,348
Consumer Finance segment	253,301	254,631	258,390
Restricted stocks, at cost	3,690	4,336	3,525
Total assets	1,339,614	1,312,297	993,377
Deposits	1,027,200	1,008,292	696,464
Repurchase agreements and federal funds purchases	20,488	16,780	18,612
Borrowings	153,064	153,055	148,607
Shareholders' equity	117,212	112,941	104,914

*	Reported at fair value at 3/31/14 and 12/31/13 and at cost at 3/31/13

	For The Quarter Ended
Results of Operations	3/31/14	3/31/13
	(unaudited)
Interest income	$21,294	$19,123
Interest expense	2,220	2,148
Provision for loan losses:
Retail Banking segment	-	400
Mortgage Banking segment	15	30
Consumer Finance segment	3,495	2,750
Other operating income:
Gains on sales of loans	1,190	1,701
Other	3,622	3,397
Other operating expenses:
Salaries and employee benefits	9,159	7,069
Other	7,195	5,960
Income tax expense	1,129	1,858
Net income	2,893	4,006
Earnings per common share - assuming dilution	0.83	1.19
Earnings per common share - basic	0.85	1.23

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	19,476	17,829
Interest income on securities-FTE	2,327	1,870
Total interest income-FTE	21,884	19,722
Net interest income-FTE	19,664	17,574

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The Quarter Ended
Segment Information	3/31/14	3/31/13
	(unaudited)
Net income - Retail Banking	$985	$696
Net income - Mortgage Banking	15	546
Net income - Consumer Finance	2,098	3,050
Net loss - Other and Eliminations	(205)	(286)
Mortgage loan originations - Mortgage Banking	91,384	178,174
Mortgage loans sold - Mortgage Banking	98,633	205,469

	For The Quarter Ended
Average Balances	3/31/14	3/31/13
	(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$163,388	$41,032
Investment securities - available for sale, at amortized cost	207,303	144,197
Loans held for sale	26,441	52,607
Loans:
Retail Banking segment	538,216	393,706
Mortgage Banking segment	2,831	2,635
Consumer Finance segment	276,808	280,496
Restricted stocks, at cost	4,432	3,727
Total earning assets	1,219,419	918,400
Total assets	1,319,072	978,221

Time, checking and savings deposits	851,303	580,342
Borrowings	170,886	163,985
Total interest-bearing liabilities	1,022,189	744,327
Demand deposits	158,604	104,837
Shareholders' equity	115,582	103,642

Asset Quality	3/31/14	12/31/13	3/31/13
	(unaudited)		(unaudited)
Retail Banking
Loans, excluding purchased loans	$409,965	$402,755	$391,571
Purchased performing loans[1]	98,366	104,471	-
Purchased credit impaired loans[1]	31,212	32,520	-
Total loans	$539,543	$539,746	$391,571

Nonaccrual loans[2]	$3,976	$3,740	$6,354
Purchased performing-nonaccrual loans[3]	603	651	-
Total nonaccrual loans	4,579	4,391	6,354
Real estate owned[4]	701	2,768	5,297
Total nonperforming assets[5]	$5,280	$7,159	$11,651

Accruing loans past due for 90 days or more	$-	$75	$362

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,163	$5,217	$6,941
Purchased performing TDRs[6]	403	403	-
Total TDRs	$5,566	$5,620	$6,941

Allowance for loan losses (ALL)	$11,278	$11,266	$11,114
Nonperforming assets to loans and real estate owned	0.98%	1.34%	2.92%
ALL to total loans, excluding purchased credit impaired loans[7]	2.22%	2.22%	2.84%
ALL to total nonaccrual loans	246.30%	256.57%	174.91%
Annualized net charge-offs (recoveries) to average loans[8]	(.01)%	0.74%	2.71%

Mortgage Banking
Nonaccrual loans	$191	$-	$-
Total Loans	$2,799	$2,914	$2,771
ALL	$508	$493	$423
Nonperforming loans to total loans	6.82%	0%	0%
ALL to loans	18.15%	16.92%	15.27%
ALL to nonaccrual loans	265.97%	N/A	N/A

Consumer Finance
Nonaccrual loans	$937	$1,187	$675
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$276,423	$277,724	$280,774
ALL	$23,122	$23,093	$22,384
Nonaccrual loans to total loans	0.34%	0.43%	0.24%
ALL to total loans	8.36%	8.32%	7.97%
Net charge-offs to average total loans	5.01%	4.59%	3.57%

[1]

The loans acquired from CVB are tracked in two separate categories "purchased performing" and "purchased credit impaired." The fair market value adjustments for the purchased performing loans are $1.2 million at 3/31/14 and $1.3 million at 12/31/13 for interest and $4.6 million at 3/31/14 and $5.2 million at 12/31/13 for credit. The fair market value adjustments for the purchased credit impaired loans are $4.8 million at 3/31/14 and $5.0 million at 12/31/13 for interest and $11.4 million at 3/31/14 and $11.5 million at 12/31/13 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.7 million at 3/31/14, $2.6 million at 12/31/13 and $4.7 million at 3/31/13.

[3]	Purchased performing-nonaccrual loans are presented net of fair market value interest and credit marks totaling $312,000 at 3/31/14 and $488,000 at 12/31/13.

[4]	Real estate owned is recorded at its estimated fair market value less cost to sell.

[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Purchased performing TDRs are accruing and are presented net of fair market value interest and credit marks totaling $6,000 at 3/31/14 and $11,000 at 12/31/13.

[7]

The decline in this ratio at 3/31/14 and 12/31/13, compared to 3/31/13, resulted from the inclusion of purchased performing loans in total loans. Purchased performing loans were marked to fair value on acquisition date; therefore, no allowance for loan losses was recorded for these loans.

[8]

C&F Bank's annualized net charge-off ratio of 2.71% for the three months ended 3/31/13 includes a $2.1 million charge-off for one commercial relationship. This ratio is 0.62% excluding the $2.1 million charge-off. For more information about this non-GAAP financial measure, refer to "Use of Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	As Of and For The Quarter Ended
Other Data and Ratios	3/31/14	3/31/13
	(unaudited)
Annualized return on average assets	0.88%	1.64%
Annualized return on average common equity	10.01%	15.46%
Annualized net interest margin	6.53%	7.75%
Dividends declared per common share	$0.29	$0.29
Weighted average common shares outstanding - assuming dilution	3,491,640	3,371,277
Weighted average common shares outstanding - basic	3,400,839	3,266,712
Market value per common share at period end	$33.14	$40.95
Book value per common share at period end	$34.43	$32.10
Price to book value ratio at period end	0.96	1.28
Price to earnings ratio at period end (ttm)	8.65	8.29

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	3/31/14			3/31/13
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$19,467	$9	$19,476	$17,819	$10	$17,829
Interest income on securities	1,746	581	2,327	1,281	589	1,870
Total interest income	21,294	590	21,884	19,123	599	19,722
Net Interest income	19,074	590	19,664	16,975	599	17,574

		For The Quarter Ended
		3/31/14			3/31/13
		(unaudited)			(unaudited)
		Reported	Commercial Loan Charge-off	Adjusted	Reported	Commercial Loan Charge-off**	Adjusted
Average Retail Banking segment loans	(A)	$538,216	$-	$538,216	$393,706	$-	$393,706

Net charge-offs (recoveries)		$(11)	$-	$(11)	$2,667	$(2,056)	$611
Annualization factor		4	4	4	4	4	4
Annualized net charge-offs	(B)	$(44)	$-	$(44)	$10,668	$(8,224)	$2,444

Annualized net charge-offs to average loans	(B)/(A)	(.01)%		(.01)%	2.71%		0.62%

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Non-GAAP Financial Measures."

**	This charge-off occurred in connection with the sale of notes relating to one commercial relationship.